Exhibit 5.1(a)

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Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, New York 11042-0020

Re:

Kimco Realty Corporation

$500,000,000 Aggregate Principal Amount of 3.400% Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $500,000,000 aggregate principal amount of 3.400% Notes due 2022 (the “Notes”), under an indenture dated as of September 1, 1993, as supplemented by the First Supplemental Indenture, dated as of August 4, 1994, the Second Supplemental Indenture, dated as of April 7, 1995, the Third Supplemental Indenture, dated as of June 2, 2006, the Fourth Supplemental Indenture, dated as of April 26, 2007, the Fifth Supplemental Indenture, dated as of September 24, 2009, the Sixth Supplemental Indenture, dated as of May 23, 2013 and the Seventh Supplemental Indenture, dated as of April 24, 2014, (collectively, the “Indenture”), between the Company and The Bank of New York Mellon (as successor to IBJ Schroder Bank & Trust Company), as trustee, and an officers’ certificate dated October 19, 2015 setting forth the terms of the Notes (the “Officers’ Certificate”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2015 (Registration No. 333-202389) (as amended, the “Registration Statement”) and an underwriting agreement, dated October 7, 2015, among Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters, and the Company, as supplemented by the Terms Agreement, dated October 7, 2015 (together, the “Underwriting Agreement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you.  We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is

October 19, 2015

brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses contained in Section 514 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) covenants not to compete; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (n) the severability, if invalid, of provisions to the foregoing effect.  We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (i) that the Indenture, the Officers’ Certificate and the form of Notes attached as an exhibit to the Officers’ Certificate (the Indenture, the Officers’ Certificate and the Notes being herein collectively called, the “Operative Documents”) have been duly authorized, executed and delivered by the parties thereto; (ii) that the Operative Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (iii) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments; (b) violations of statutes, rules, regulations or court or governmental orders; or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated October 19, 2015 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP